Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-129784

PROSPECTUS SUPPLEMENT No. 3

To Prospectus dated December 6, 2005

1,753,571 SHARES

MINES MANAGEMENT, INC.

COMMON STOCK

This Prospectus Supplement supplements information contained in the Prospectus dated December 6, 2005 under the caption “Selling Shareholders”. This Prospectus relates to the potential offer and sale from time to time of up to 1,753,571 shares of common stock of Mines Management, Inc. by certain shareholders of Mines Management, Inc. This Prospectus Supplement is not complete without, and many not be delivered or used except in connection with, the Prospectus dated December 6, 2005, and any supplements or amendments to such Prospectus including the Prospectus Supplements dated February 10, 2006 and August 28, 2006.

The table below reflects the following transactions:

The transfers by Nite Capital, LP of warrants to purchase 3,045 shares of the Company’s common stock to Fort Mason Partners L.P. and warrants to purchase 46,955 shares of the Company’s common stock to Fort Mason Master L.P., each of which will become a selling shareholder:

	Number of Shares Beneficially Owned	Shares	Shares Beneficially Owned After this Offering
Name	Prior to this Offering(1)	Offered in this Offering	Number(2)	Percent of Outstanding
Nite Capital, LP (3)	32,500	32,500	-0-	—
Fort Mason Partners, L.P. (4)	-0-	3,045	-0-	—
Fort Mason Master, L.P. (5)	-0-	46,955	-0-	—

 (1)      The shares of common stock owned prior to the offering equals the sum of (a) shares of common stock and (b) shares of common stock issuable upon exercise of warrants.

(2)       For purposes of calculating shares beneficially owned after this offering, it is assumed that all of the offered shares have been sold pursuant to this offering. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their offered shares since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

(3)       Offered shares include warrants to purchase 32,500 shares of common stock. The selling shareholder has identified Keith Goodman as a natural person with sole voting and dispositive control over the shares.

(4)       Offered shares include warrants to purchase 3,045 shares of common stock. The selling shareholder has identified Dan German, managing member of Fort Mason Capital LLC, the general partner of Fort Mason Partners, L.P., as a natural person with sole voting and dispositive control over the shares.

(5)       Offered shares include warrants to purchase 46,955 shares of common stock. The selling shareholder has identified Dan German, managing member of Fort Mason Capital LLC, the general partner of Fort Mason Master, L.P., as a natural person with sole voting and dispositive control over the shares.

For a discussion of certain risks that should be considered by prospective investors, see “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 19, 2007.